Exhibit 99.6

FOR IMMEDIATE RELEASE

February 18, 2014

AV HOMES, INC. ANNOUNCES RESULTS OF REPURCHASE RIGHT

FOR $55,500,000 AGGREGATE PRINCIPAL AMOUNT OF ITS

7.50% SENIOR CONVERTIBLE NOTES

SCOTTSDALE, AZ, February 18, 2014 – AV Homes, Inc. (NASDAQ: AVHI) (the “Company”), a developer and builder of active adult and conventional home communities in Florida, Arizona and North Carolina, today announced the results of the previously announced option of holders of $55,500,000 aggregate principal amount of its outstanding 7.50% Senior Convertible Notes due 2016 (CUSIP No. 053494 AG5) (the “Notes”) to require the Company to repurchase all or a portion of their Notes pursuant to the terms of the Notes and the indenture governing the Notes (the “Repurchase Right”). Under the terms of the Repurchase Right, holders of the Notes had the opportunity to surrender the Notes for purchase prior to 5:00 p.m., New York City time, on February 14, 2014 (the “Repurchase Deadline”) and had the opportunity to withdraw any Notes previously surrendered for purchase at any time prior to the Repurchase Deadline.

As of the Repurchase Deadline, $19,000 aggregate principal amount of the Notes were validly surrendered and not validly withdrawn, and therefore $19,000 aggregate principal amount of the Notes will be repurchased by the Company pursuant to the Repurchase Right. The repurchase of the Notes will be funded by the Company’s available cash. Approximately $55,481,000 aggregate principal amount of the Notes remains outstanding, and the terms and other provisions of the indenture governing the Notes will remain unchanged.

The Company will file an amendment to the previously filed Tender Offer Statement on Schedule TO with the Securities and Exchange Commission announcing the expiration and results of the Repurchase Right.

This press release shall not constitute an offer to purchase or a solicitation of an offer to sell any securities, including the Notes. The offer to purchase the Notes was made only pursuant to the Specified Date Company Notice dated January 16, 2014, and related documents which set forth the complete terms and conditions of the Repurchase Right.

About AV Homes

AV Homes, Inc. is engaged in homebuilding, community development and land sales in Florida, Arizona and North Carolina. Its principal operations are conducted near Orlando, Florida, Phoenix, Arizona and Raleigh and Charlotte, North Carolina. The Company builds communities that serve active adults 55 years and older and people of all ages. AV Homes common shares trade on NASDAQ under the symbol AVHI.

This news release contains “forward-looking statements” within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of AV Homes, Inc. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this news release. Although our management believes these expectations, estimates, or projections to be reasonable as of the date of this news release, forward-looking statements are inherently subject to significant business risks, economic and competitive uncertainties, or other contingencies which could cause our actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. Important factors that could cause our actual results or performance to differ materially from our forward-looking statements include those set forth in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2012, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013 and in our other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov. AV Homes disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Media Contact:

Dave M. Gomez

d.gomez@avhomesinc.com

(480) 214-7400